Exhibit (a)(1)(D)

[Form of Communication to Eligible Employees - Cash]

May 10, 2010

{NAME}

{ADDRESS}

{CITY, STATE, ZIP} {COUNTRY}

Subject: Office Depot, Inc. Stock Option Exchange Offer

Dear {NAME}:

Office Depot, Inc. (the “Company,” “Office Depot,” “we,” “us,” and “our”) is pleased to offer you this one-time voluntary opportunity to exchange eligible outstanding stock options with exercise prices significantly higher than the current market price of our common stock in exchange for cash (the “Exchange Offer”). [As an employee with 1,000 or fewer eligible stock options OR: As an employee located in Japan, where local regulations place restrictions on the grant of new options], you are eligible to receive cash in exchange for your eligible options. The amount of cash you are eligible to receive is equal to the fair value of new stock options you would otherwise have been eligible to receive, as calculated under the terms of the Exchange Offer, and will be determined according to the final exchange ratios calculated using the Black-Scholes option pricing model which takes into account, among other things, the closing price of Office Depot common stock on Friday, June 4, 2010.

The exchange ratios provided in the attached Employee Election Form are estimates based on the information available as of Friday, May 7, 2010. On Saturday, June 5, 2010, prior to the close of the Exchange Offer period, Office Depot will post the final exchange ratios that will be used in the Exchange Offer on Office Depot’s website at www.officedepot.com/options. You will be permitted to make an election, modify any elections you have made previously with respect to the Exchange Offer or elect to withdraw from the Exchange Offer altogether if you so choose at any time prior to the Expiration Date. Your final elections must be received by the deadline indicated below.

IF, AFTER REVIEWING THE FINAL EXCHANGE RATIOS, YOU CHOOSE NOT TO MODIFY ANY ELECTIONS YOU HAVE MADE PREVIOUSLY, YOU DO NOT HAVE TO TAKE ANY FURTHER ACTION.

You may access the final exchange ratios by logging into the website at www.officedepot.com/options using the password provided to you in the Employee Election Form, and following the instructions on the website. The Company will make computers and Internet access available at our offices and retail locations to any eligible employee who does not have Internet access. You can use the final exchange ratios to calculate the actual cash payment that you would be eligible to receive based on the final exchange ratios. The final exchange ratios will also be filed with the Securities and Exchange Commission (“SEC”) under a Schedule TO-I/A no later than 8:00 a.m. Eastern Time, Monday, June 7, 2010. You may obtain a copy of the Schedule TO-I/A at Office Depot’s investor relations website at www.investor.officedepot.com, or www.sec.gov. Office Depot’s investor relations website has a function that you can sign up for that will send an alert to you when Office Depot files forms with the SEC. You can also obtain a copy of the Schedule TO-I/A without charge by contacting our Investor Relations department at 6600 North Military Trail, Boca Raton, FL 33496.

Whether or not to participate in the Exchange Offer is completely your decision. If you choose not to participate, no action is required; however, we request that you complete and submit the attached Employee Election Form in order to help ensure that all elections are accurately tallied. If you elect not to participate, you will simply keep your outstanding eligible stock options with their current terms and conditions. However, please note that if you do not participate and you have any eligible options which have a “Grant Type” of Incentive Stock Options (“ISO”), your holding period for such options may be impacted. Please review the attached Offer to Exchange for further information.

The Exchange Offer opened on Monday, May 10, 2010 and ends at 12:01 a.m. Eastern Time, on Tuesday, June 8, 2010, unless extended by Office Depot.

Attached with this letter you will find:

1.	The Offer to Exchange, a document which describes the terms and conditions of the Exchange Offer.

2.	A personalized Election Form (RED FORM), which lists the eligible stock option awards you currently have outstanding under Office Depot equity incentive plans, the hypothesized exchange ratios based on the information we have as of May 7, 2010, and the hypothesized amount of cash you are eligible to receive in exchange for each award if you elect to participate in the Exchange Offer. Awards not eligible for exchange under the terms of the Exchange Offer are not listed. IF YOU WISH TO PARTICIPATE IN THE EXCHANGE OFFER, YOU MUST SUBMIT AN ELECTION FORM.

Employee ID: [XXXXXXXXX]	Page 1

3.	A personalized Election Modification Form (BLUE FORM), which reiterates the information presented in the Election Form. This form may be used if you wish to alter any elections previously submitted on the Election Form. Please note that the Election Modification Form will replace any previously submitted Election Form. Thus, even if you wish to alter only some of your previous elections, the Election Modification Form must be completed in its entirety to ensure your elections are properly recorded.

4.	An Election Withdrawal Form (YELLOW FORM), which you may complete and submit at any time during the offer period if you wish to withdraw from the Exchange Offer program altogether.

5.	The Instructions and Agreements Forming Part of the Terms and Conditions of the Offer, which provides further instruction regarding your elections and summarizes certain terms and conditions of the Exchange Offer.

Making your elections under the Exchange Offer:

After completing the attached Election Form, you may submit your elections to Office Depot in either of the following ways:

1.	You may scan and email the completed and signed Election Form to optionexchange@officedepot.com.

2.	You may fax the completed and signed Election Form to 1-561-438-1285.

Submissions by any other means including hand delivery, inter-office, U.S. mail, or Federal Express will not be accepted.

Deadline for participation:

If you choose to participate in the Exchange Offer, your properly completed and signed paper Election Form must be received by Office Depot by 12:01 a.m., Eastern Time, on Tuesday, June 8, 2010, unless this deadline is extended by Office Depot. If the deadline is extended, we will provide appropriate notice via email and posting at www.officedepot.com/options of the extension and the new deadline no later than 9:00 a.m., Eastern Time, on Tuesday, June 8, 2010. The expiration deadline will be strictly enforced.

If you choose to participate in the Exchange Offer, your cash payout will be equal to the fair market value of new stock options granted with an exercise price equal to the closing price of Company common stock on June 4, 2010.

Modification / Withdrawal:

If you wish to withdraw some or all of your previously surrendered eligible stock options from the Exchange Offer, you must notify Office Depot of your modification election or your withdrawal election by either of the delivery methods described above. The deadline for receipt of an Election Modification Form or an Election Withdrawal Form is the same as the deadline for submitting an Election Form, as discussed above.

Questions:

If you have questions about the Exchange Offer or how to participate, please first consult the accompanying Offer to Exchange document, which provides detailed explanations of the Exchange Offer. For additional assistance, please contact Office Depot Employee Services between 8:00 a.m. and 5:30 p.m., Eastern Time, Monday through Friday at 1-888-954-4636, Option #3 or internationally at 1-561-438-3604.

Copies of the non-personalized Exchange Offer materials are posted on the Office Depot website at www.officedepot.com/options.

Important:

You should carefully read the enclosed information, and you are encouraged to consult your own outside tax, financial and legal advisors as you deem appropriate before you make any decision whether to participate in the Exchange Offer. Participation involves risks that are discussed in the “Risk Factors” section of the Offer to Exchange document. No one from Office Depot is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Warm regards,

Daisy Vanderlinde

EVP Human Resources

Employee ID: [XXXXXXXXX]	Page 2